Exhibit (a)(10)

AB TRUST

AMENDMENT NO. 9 TO AGREEMENT AND DECLARATION OF TRUST

The undersigned, being at least a majority of the duly elected and qualified Trustees of AB Trust, a business trust organized under the laws of The Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated December 12, 2000, as amended (the “Declaration of Trust”), do hereby consent to and adopt the following amendment to the Declaration of Trust:

Article III, Section 6 of the Declaration of Trust is hereby amended to change the name of the “AB Value Fund” to the “AB Large Cap Value Fund”.

This instrument shall become effective on September 30, 2024. This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have signed this amendment as of the date set forth below.

/s/ Jorge A. Bermudez	Date: 7/31/2024
Jorge A. Bermudez

/s/ Michael J. Downey	Date: 7/31/2024
Michael J. Downey

/s/ Onur Erzan	Date: 7/31/2024
Onur Erzan

/s/ Nancy P. Jacklin	Date: 7/31/2024
Nancy P. Jacklin

/s/ Jeanette W. Loeb	Date: 7/31/2024
Jeanette W. Loeb

/s/ Carol C. McMullen	Date: 7/31/2024
Carol C. McMullen

/s/ Garry L. Moody	Date: 7/31/2024
Garry L. Moody

/s /Marshall C. Turner, Jr.	Date: 7/31/2024
Marshall C. Turner, Jr.